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                                                            Exhibit 10.2

                                                           Adopted July 12, 1995

                                MGI PHARMA, INC.
                           DEFERRED COMPENSATION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

Section 1.  Establishment and Purpose.

     1.1. Establishment. MGI PHARMA, INC., a Minnesota corporation, hereby establishes, effective as of July 12, 1995, a deferred compensation plan for the non-employee members of its Board of Directors which shall be known as the Deferred Compensation Plan for Non-Employee Directors (hereinafter called the "Plan").

     1.2. Purpose. The purpose of this Plan is to provide a means whereby amounts payable by the Company to its non-employee directors for services as a member of the Company's Board of Directors may be deferred to some future period. It is also the purpose of this Plan to motivate such directors to continue to make contributions to the growth and profits of the Company.

Section 2.  Definitions.

     2.1. Definitions. Whenever used hereinafter, the following terms shall have the meaning set forth below:

          (a) "Administrative Committee" means the Chief Executive Officer and Chief Financial Officer of the Company, whether or not such individuals are also members of the Board of Directors of the Company.

          (b)  "Company" means MGI PHARMA, INC., a Minnesota corporation.

          (c) "Director" means an individual who is a member of the Board of Directors of the Company but who is not an employee of the Company or any of its subsidiaries.

          (d) "Participant" means any individual who meets the eligibility requirement set forth in Section 3 of this Plan.

          (e) "Plan Year" means the approximately 12 month period which runs from the first meeting of the of Board of Directors of the Company following the election of such Board at the annual meeting of shareholders of the Company until the next meeting of shareholders at which members of such Board are elected.
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          2.2.  Gender and Number.  Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

Section 3.     Eligibility for Participation.

          Any non-Employee Director of the Company shall be eligible to participate in this Plan. In the event a Participant no longer meets the requirements for participation in this Plan, he shall become an inactive Participant, retaining all the rights described under this Plan, except the right to make any further deferrals, until the time that he again becomes an active Participant.

Section 4.     Election to Defer.

          4.1. Election. At any time prior to the beginning of a Plan Year, any Participant (or any other non-employee Director eligible to become a Participant) may, by written notice (an "election") to the Company, in substantially the form attached hereto as Exhibit A, elect to defer up to 100% of all cash fees or retainers, if any, earned by the Director as a member of the Board of Directors of the Company during the next Plan Year, including fees for attendance at meetings of the Board of Directors and committees thereof, except that:

          (a) for the Plan Year which began May 1995 an election may be filed at any time prior to September 1, 1995, and

          (b) any person who is first elected to the Board of Directors of the Company after the beginning of a Plan Year may make an election pursuant to this Section 4.1 at any time prior to attendance at his first meeting of the Board of Directors or any committee thereof.

          4.2. Completion and Effect of Election. A Participant's election shall have been made when an appropriately completed and signed election form is delivered to the Company. Payment of all sums covered by the election shall be deferred until distribution is made in accordance with the terms of the election. When made, an election shall be irrevocable with respect to compensation which the Participant would otherwise receive during the next Plan Year, although a Participant may amend or terminate the election with respect to subsequent Plan Years.

          4.3. Amendment or Termination of Election. An election shall continue in effect until the Participant amends or terminates the election by written notice to the Company delivered prior to the beginning of any Plan Year to be effective as of the beginning of the next Plan Year.
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Section 5.     Deferral Accounts.

          5.1. Participant Accounts. The Company shall establish and maintain a bookkeeping account for each Participant, to be credited with any amounts deferred as of the first day of the calendar quarter following which the compensation would otherwise have been payable. The Company shall provide each Participant with an annual statement indicating the balance of such Participant's account.

          5.2. Growth Factor. Each Participant's account shall be credited ratably on the last day of each calendar quarter with a growth factor computed on the balance in the account as of the first day of such quarter. The growth factor shall be equal to the Company's annualized average rate of return realized with respect to its invested funds, and if there are no such invested funds, then annualized average rate of return on ninety (90) day Treasury Bills, all as determined by the Administrative Committee, whose decision with respect to the growth factor for the Plan shall be final and binding on all parties.

          5.3. Charges Against Accounts. At the time of any payments hereunder, such payments shall be charged against each Participant's account.

          5.4. Contractual Obligation. The Company shall be under a contractual obligation to make payments from a Participant's account when due. Account balances shall not be funded through a trust fund or otherwise. Payment of account balances when due shall be made from the general funds of the Company.

          5.5. Unsecured Interest. No Participant or beneficiary shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires any rights under this Plan, such rights shall be no greater than the rights of any other unsecured general creditor of the Company.

Section 6.     Payment of Deferred Amounts.

          6.1. Maturity of Deferred Accounts. A Participant's account shall become payable to (or with respect to) a Participant upon the earliest of, or upon the occurrence of, one of the following events, as elected by the
Participant:

          (a) The Participant's membership on the Board of Directors of the Company terminates under any circumstances,

          (b)  A date selected by the Participant,

          (c)  The Participant reaches seventy (70) years of age, or

          (d)  The Participant's death.
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          6.2.  General Rule of Payment Time and Form.

          6.2.1. Time. Payment of a Participant's account shall be made as of the first business day of the calendar year following the year of the earliest of the events described in Section 6.1 hereof.

          6.2.2 Form. Payments shall be made to (or with respect to) the Participant in a single lump sum.

Section 7.     Beneficiary.

          A Participant may designate a beneficiary or beneficiaries who, upon his death, are to receive the distributions that otherwise would have been paid to him. All designations shall be in writing and shall be effective only if and when delivered to the Secretary of the Company during the lifetime of the Participant. Unless otherwise indicated by the Participant, no amounts shall be paid to a beneficiary who dies before the Participant.

          A Participant may from time to time during his lifetime change his beneficiary or beneficiaries by a written instrument delivered to the Secretary of the Company. In the event a Participant shall not designate a beneficiary or beneficiaries pursuant to this Section, or if for any reason such designation shall be ineffective, in whole or in part, the distribution that otherwise would have been paid to such Participant shall be paid to his estate and in such event, the term "beneficiary" shall include his estate.

Section 8.     Nontransferability.

          In no event shall the Company make any payment under this Plan to any assignee or creditor of a Participant or of a beneficiary. Prior to the time of payment hereunder, a Participant or beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan nor shall such rights be assigned or transferred by operation of the law.

Section 9.     Administration.

          9.1. Administration. This Plan shall be administered by the Administrative Committee. The Administrative Committee may from time to time establish rules for the administration of this Plan that are not inconsistent with the provisions of this Plan.

          9.2. Finality of Determination. The determination of the Administrative Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation shall be final, binding, and conclusive upon all persons.
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          9.3. Expenses.  All expenses of administering the Plan shall be borne by the Company.

          9.4. Tax Withholding. The Company shall have the right to deduct from all payments any federal, state or local taxes required to be withheld by law with respect to such payments.

Section 10.    Amendment and Termination.

          The Company expects the Plan to be permanent but, since future conditions affecting the Company cannot be anticipated or foreseen, the Company must necessarily and does hereby reserve the right to amend, modify or terminate the Plan at any time by action of the Board of Directors; provided, however, that no such action shall affect any amounts already deferred .

Section 11.    Applicable Law.

          This Plan document shall be governed and construed in accordance with the laws of the State of Minnesota.

Section 12.    Merger, Consolidation or Acquisition.

          In the event of a merger, consolidation, or acquisition, where the Company is not the surviving corporation, unless the successor or acquiring corporation shall elect to continue and carry on the Plan, all amounts deferred, plus growth factors shall become immediately payable in full, notwithstanding any other provisions to the contrary.

Section 13.    No Vested Rights.

          This plan and elections pursuant hereto shall not be deemed or construed to be a written contract of employment between any Director and the Company, nor shall any provision of this Plan in any way whatsoever grant to any Director the right to receive any compensation, fees or any other payments of any nature whatsoever.
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                                                                    Exhibit 10.2

                                                                       EXHIBIT A


                 COMPENSATION DEFERRAL BY NON-EMPLOYEE DIRECTOR

                             DEFERRAL ELECTION FORM
                             ----------------------

                                (New Enrollment)

A.   Participant Data
     ----------------

--------------------------------------------------------------------------------
(Last Name)                     (First Name)                       (Middle Name)


---------------------------------            -----------------------------------
     (Social Security Number)                                    (Date of Birth)

B.   Deferral:
     --------

     Enter percentage of Board retainer and meeting fees to be deferred.

          Deferral Percentage:            %
                                    ------

C.   Beneficiary:
     -----------

     Primary Beneficiary(ies)*               Secondary Beneficiary(ies)*
                                          (In the event no primary beneficiary
                                          survives you)

     Name                                 Name
         -------------------------            -------------------------

     Address                              Address
            ----------------------               ----------------------

     -----------------------------        -----------------------------

     Name                                 Name
         -------------------------            -------------------------

     Address                              Address
            ----------------------               ----------------------

     -----------------------------        -----------------------------


     *Your Primary Beneficiaries          *Your Secondary Beneficiaries
     will share equally unless any        will share equally unless
     die before you or unless you         any die before you or
     specify otherwise above.             unless you specify
                                          otherwise above.
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D.   Maturity of Account:

     I understand that all amounts deferred pursuant to this election will be retained by the Company pursuant to the Deferred Compensation Plan until:

      I reach seventy (70) years of age or until ________ [SELECT ONE]

      or

     until the year of my retirement or resignation from the Board of Directors or until my death, whichever occurs first. [DELETE THOSE WHICH ARE NOT TO APPLY]

E.   Form of Distribution:

     Upon maturity of my account, amounts held in my account, along with interest, should be distributed to me, my estate, or my beneficiary(ies) in a lump sum as of the first business day of the calendar year following the maturity of my account.

F.   Changes:

     I understand that the deferral percentage in Part B above may be changed by the filing of a revised Deferral Election Form prior to the beginning of the Plan Year in which then revised Deferral Election is to take effect. I also understand that this Deferral Election shall remain in effect until I give the Company written notice to terminate deferrals or to change any terms of this election prior to the beginning of the calendar year in which the change is to take effect.

     I have received and read the Deferred Compensation Plan for Non-Employee Directors.

     ----------------------------------      ----------------------------------
               (Signature)                                               (Date)

RETURN COMPLETED FORM TO:  Shirley A. Anderson